Exhibit (l)(3)

PURCHASE AGREEMENT

BlackRock Bond Fund, Inc. (the “Registrant”), a Maryland corporation, on behalf of its series BlackRock Sustainable Total Return Fund (the “Fund”), and BlackRock Financial Management, Inc. (the “Purchaser”), a Delaware corporation, hereby agree as follows:

1.    The Registrant hereby offers the Purchaser and the Purchaser hereby purchases 1 share of each of the Investor A, Institutional and Class K Share Classes of the Fund (the “Shares”) for $10 per Share. The Registrant hereby acknowledges receipt from the Purchaser of funds in full payment for the foregoing Shares.

2.    The Purchaser represents and warrants to the Registrant that the foregoing Shares are being acquired for investment purposes and not with a view to the distribution thereof.

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IN AGREEMENT WHEREOF, and intending to be legally bound hereby, the parties hereto have executed this Purchase Agreement as of the 12th day of October, 2021.

BLACKROCK BOND FUND, INC., on behalf of BlackRock Sustainable Total Return Fund

By:	/s/ John M. Perlowski
Name: John M. Perlowski
Title: President and Chief Executive Officer

BLACKROCK FINANCIAL MANAGEMENT, INC.

By:	/s/ Janey Ahn
Name: Janey Ahn
Title: Managing Director

[Signature Page to Purchase Agreement of BlackRock Sustainable Total Return Fund]